EXHIBIT 23.10

[LETTERHEAD OF SIMPSON THACHER & BARTLETT LLP]

We hereby consent to the reference to our name under the caption “Part Eight: Legal and Regulatory Matters—Legal Matters” in the prospectus included in the registration statement on Form F-4 of Telesp Celular Participações S.A. and to the filing of our opinion, dated January 24, 2006, as an exhibit to such registration statement.

Very truly yours,

/s/ SIMPSON THACHER & BARTLETT LLP

SIMPSON THACHER & BARTLETT LLP

January 24, 2006